Exhibit 21

Corning Incorporated and Subsidiary Companies

Subsidiaries of the Registrant as of December 31, 2014 are listed below:

Axygen BioScience, Inc.	Delaware
Axygen Holdings Corporation	Delaware
Axygen, Inc.	California
CCS Holdings, Inc.	Delaware
Corning (Shanghai) Co., Ltd.	China
Corning B.V.	Netherlands
Corning Cable Systems Pty. Ltd.	Australia
Corning Display Technologies (China) Co., Ltd.	China
Corning Display Technologies Taiwan Co., Ltd.	Taiwan
Corning Finance B.V.	Netherlands
Corning Finance France S.A.S.	France
Corning Finance Luxembourg S.à.r.l.	Luxembourg
Corning GmbH	Germany
Corning Holding GmbH	Germany
Corning Holding Japan GK	Japan
Corning Holding S.a.r.l.	Luxembourg
Corning Hungary Asset Management Limited Liability Company	Hungary
Corning Hungary Data Services Limited Liability Company	Hungary
Corning International B.V.	Netherlands
Corning International Corporation	Delaware
Corning International Luxembourg S.a.r.l.	Luxembourg
Corning Japan KK	Japan
Corning Luxembourg S.a.r.l.	Luxembourg
Corning Mauritius Ltd.	Mauritius
Corning Optical Communications LLC	North Carolina
Corning Optical Communications Polska	Poland
Corning Optical Communications Germany	Germany
Corning Precision Materials Co., Ltd.	Korea
Corning Property Management Corporation	Delaware
Corning S.A.S.	France
Corning Singapore Holdings Private Limited	Singapore
Corning Specialty Materials, Inc.	Delaware
Corning Telecommunications Luxembourg S.a.r.l.	Luxembourg
Corning Treasury Services Limited	Ireland
Corning Tropel Corporation	Delaware
Corning Ventures France S.A.S.	France
Corning Ventures S.à.r.l.	Luxembourg

Companies accounted for under the equity method as of December 31, 2014 are listed below:

Cormetech, Inc.	Delaware
Dow Corning Corporation	Michigan
Eurokera Guangzhou Co., Ltd.	China
Eurokera North America, Inc.	Delaware
Eurokera S.N.C.	France
Keraglass S.N.C.	France
Nine Point Medical	Delaware
Pittsburgh Corning Europe N.V.	Belgium
Samsung Corning Advanced Glass LLC	South Korea

Summary financial information on Corning’s equity basis companies is included in Note 7 (Investments) to the Consolidated Financial Statements in this Annual Report on Form 10-K.  Certain subsidiaries, which considered in the aggregate as a single subsidiary, that would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of December 31, 2014, have been omitted from this exhibit.

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